Sales Report:Supplement No. 129 dated Feb 03, 2010 to Prospectus dated Jul 13, 2009
File pursuant to Rule 424(b)(3)
Registration Statement No. 333-147019
Prosper Marketplace, Inc.
Borrower Payment Dependent Notes
This Sales Report supplements the prospectus dated Jul 13, 2009 and provides information about each series of Borrower Payment Dependent Notes (the "Notes") that we have recently sold. You should read this Sales Report supplement together with the prospectus dated Jul 13, 2009 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.
We have sold the following series of Notes:
Borrower Payment Dependent Notes Series 437899
This series of Notes was issued and sold upon the funding of the borrower loan #40731, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$3,000.00	Prosper Rating:	E	Auction Duration:	7 days
Term:	36 months	Estimated loss:	14.0%	Auction start date:	Jan-25-2010
				Auction end date:	Feb-01-2010

Starting lender yield:	34.00%	Starting borrower rate/APR:	35.00% / 37.45%	Starting monthly payment:	$135.71
Final lender yield:	28.65%	Final borrower rate/APR:	29.65% / 32.02%	Final monthly payment:	$126.78

Auction yield range:	14.06% - 34.00%	Estimated loss impact:	15.31%
Lender servicing fee:	1.00%	Estimated return:	13.34%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans. The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score:	6	First credit line:	Mar-1978	Debt/Income ratio:	25%
Credit score:	680-699 (Jan-2010)	Current / open credit lines:	11 / 11	Employment status:	Full-time employee
Now delinquent:	0	Total credit lines:	50	Length of status:	23y 5m
Amount delinquent:	$0	Revolving credit balance:	$19,711	Occupation:	Psychologist
Public records last 12m / 10y:	0/ 1	Bankcard utilization:	99%	Stated income:	$50,000-$74,999
Delinquencies in last 7y:	0	Homeownership:	Yes
Inquiries last 6m:	0
Screen name:	the-coin-maestro	Borrower's state:	Kansas	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Prosper Activity
Loan history		Payment history		Credit score history
Active / total loans:	1 / 1	On-time:	15 ( 100% )	680-699 (Latest)
Principal borrowed:	$3,000.00	< mo. late:	0 ( 0% )	700-719 (Sep-2008)
Principal balance:	$1,910.93	1+ mo. late:	0 ( 0% )
Total payments billed:	15
Description
help son with college expenses
This loan will be used to pay credit cards.? I've had good success with Prosper.? Thank you.

My financial situation:
I am a good candidate for this loan because? I have been employed, as a school psychologist, in Topeka, for 32 years.? I have been with the Credit Union the same length of time.? I have been paying on a Prosper loan for almost? a year and a half.? I own a house & am never late on my payments.? I pay all my bills on time.
Monthly net income: $ 3570

Monthly expenses: $
??Housing: $ 900
??Insurance: $ 50
??Car expenses: $ 180 (my kids pay me for their car loans)
??Utilities:?250
??Phone, cable, internet: $ 150
??Food, entertainment: $ 400
??Clothing, household expenses $
??Credit cards and other loans: $
??Other expenses: $
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
Q: Please explain the Public Record shown on your listing. Thanks and good luck! - bankbuddy55
A: Hi. Thank you for your interest. I'm sorry to be so ignorant about accessing computer info, but what does the Public Record say? (Jan-26-2010)
Q: It says you have one public record in the last 10 years. It would have something to do with something in court. - exchange-cowbell5
A: Sorry, after someone asked last time, I realized the only thing it could be, but I couldn't get back in to answer. I'm glad you wrote again. 7 years ago, last fall, I declared bankruptcy. I was still married then. I kept up my payments to my Educational Credit Union (over 30 years with them) & was never turned down by them for car loans, mortgage, etc. Thank you for asking & being willing to possibly help! (Jan-27-2010)
Q: A Public Record can include bankruptcies, liens and legal judgments against you. Do you recall any such item within the last 10 years? - bankbuddy55
A: Hi. Luckily, I was just asked that question again, so I was able to answer what it has to be (the only time I've been in the legal system!). I marked that I wanted the answer to be displayed, but in case it isn't, I declared bankruptcy 7 years ago last fall, while I was still married. I maintained my 30 year relationship with my educational credit union & haven't ever been turned down for car loans, new mortgage, etc., by them. Thanks for hanging in there! (Jan-27-2010)
Q: The information in your listing states you have a revolving credit balance of $19,711. Is that approximately accurate and waht percent is credit acrss and what percent a home equity loan? - Loan_Stranger
A: I'm not sure why it says that. I took out a home equity loan with my credit union a year and a half ago for 15,000 dollars. Maybe that figure means what I would pay over the 7 years. Thank you. (Feb-01-2010)
4 question & answer
Information in Questions and Answers is not verified
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

ekmendenhall	$25.00	$25.00	1/25/2010 5:12:41 PM
shawnw2	$50.00	$50.00	1/29/2010 7:43:00 AM
OldManP	$25.00	$25.00	1/29/2010 4:17:34 PM
rapid-currency	$25.00	$25.00	1/30/2010 11:13:50 AM
Leshan	$33.33	$33.33	1/30/2010 7:02:55 AM
Cory79	$50.00	$50.00	1/30/2010 7:16:26 AM
medarocket	$25.00	$25.00	1/31/2010 3:01:52 PM
Tono	$25.00	$25.00	1/31/2010 4:17:14 PM
clemclan	$27.99	$27.99	1/31/2010 5:06:46 PM
LenderExtraordinaire	$45.24	$45.24	1/31/2010 5:13:08 PM
worthy-bid4	$25.00	$25.00	1/31/2010 6:17:35 PM
integrity-doctor	$50.00	$50.00	2/1/2010 10:06:30 AM
exchange-cowbell5	$100.00	$100.00	2/1/2010 10:13:20 AM
sophisticated-ore	$57.82	$57.82	1/31/2010 7:12:57 PM
five-star-note	$150.00	$150.00	2/1/2010 1:29:26 PM
atomantic	$50.00	$50.00	2/1/2010 1:20:44 PM
113121	$100.00	$100.00	2/1/2010 2:13:34 PM
credit-coach118	$30.00	$30.00	2/1/2010 10:10:07 AM
quest0	$25.00	$25.00	2/1/2010 3:18:00 PM
JauaFlash	$25.39	$25.39	2/1/2010 3:18:37 PM
jhernand17	$25.00	$25.00	2/1/2010 12:22:10 PM
melito75	$31.64	$31.64	2/1/2010 4:12:56 PM
isfahanian	$25.00	$25.00	2/1/2010 1:54:14 PM
pimpin-aint-easy	$50.00	$50.00	2/1/2010 2:45:25 PM
icon7	$25.00	$25.00	2/1/2010 4:22:32 PM
cunning-bill	$25.00	$25.00	2/1/2010 4:23:50 PM
responsible-worth113	$25.00	$25.00	2/1/2010 4:29:14 PM
Engineer44	$25.00	$25.00	2/1/2010 4:30:13 PM
AF-Chief	$25.00	$25.00	2/1/2010 4:17:01 PM
best-generosity-financier	$25.00	$25.00	2/1/2010 4:30:37 PM
eronyc	$25.00	$25.00	1/29/2010 4:20:41 PM
Frankk2	$25.00	$25.00	1/30/2010 6:53:56 AM
radiant-liberty7	$25.00	$25.00	1/29/2010 5:16:37 PM
investment-visionary	$29.94	$29.94	1/29/2010 9:57:13 PM
Your_Bank	$25.00	$25.00	1/30/2010 4:59:20 PM
realtormoises	$25.00	$25.00	1/30/2010 6:44:33 PM
b-rent	$25.00	$25.00	1/30/2010 11:10:55 PM
master648	$27.24	$27.24	1/30/2010 9:34:46 AM
worthy-bid4	$25.00	$25.00	1/31/2010 8:47:24 AM
twjh	$25.00	$25.00	1/30/2010 10:15:55 AM
tcbmc	$25.00	$25.00	1/31/2010 3:10:54 PM
vivacious-p2p3	$25.00	$25.00	1/31/2010 5:23:55 PM
DasMula	$25.00	$25.00	1/31/2010 6:18:47 PM
ustfu	$25.00	$25.00	1/31/2010 6:24:56 PM
eboomer2611	$25.00	$25.00	1/31/2010 10:28:14 AM
onecooldrink	$25.00	$25.00	1/31/2010 10:43:59 AM
PotBellyPete	$75.00	$75.00	2/1/2010 8:05:26 AM
wild-orange	$25.00	$25.00	2/1/2010 8:35:45 AM
lucrative-loan	$200.00	$200.00	2/1/2010 7:22:45 AM
honorable-yield	$35.00	$35.00	2/1/2010 12:30:32 PM
lnrn	$25.00	$25.00	2/1/2010 12:56:49 PM
JayIsABear	$25.00	$25.00	2/1/2010 1:14:48 PM
myutmost	$32.17	$32.17	2/1/2010 3:34:27 PM
max007	$50.00	$50.00	2/1/2010 1:54:24 PM
oreyedoc	$50.00	$50.00	2/1/2010 3:05:50 PM
Peterman	$25.00	$25.00	2/1/2010 3:51:41 PM
turbobunny	$25.00	$25.00	2/1/2010 3:55:04 PM
ultimate-peace	$640.00	$640.00	2/1/2010 4:04:40 PM
skillful-asset5	$100.00	$100.00	2/1/2010 4:19:49 PM
ProModelA	$25.00	$9.24	2/1/2010 4:25:01 PM
patriot384	$50.00	$50.00	2/1/2010 4:16:40 PM
61 bids
Borrower Payment Dependent Notes Series 444029
This series of Notes was issued and sold upon the funding of the borrower loan #40734, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$1,250.00	Prosper Rating:	C	Auction Duration:	7 days
Term:	36 months	Estimated loss:	6.5%	Auction start date:	Jan-25-2010
				Auction end date:	Jan-29-2010

Starting lender yield:	27.00%	Starting borrower rate/APR:	28.00% / 31.16%	Starting monthly payment:	$51.70
Final lender yield:	24.97%	Final borrower rate/APR:	25.97% / 29.09%	Final monthly payment:	$50.34

Auction yield range:	8.06% - 27.00%	Estimated loss impact:	7.10%
Lender servicing fee:	1.00%	Estimated return:	17.87%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans. The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score:	10	First credit line:	Aug-1998	Debt/Income ratio:	37%
Credit score:	660-679 (Jan-2010)	Current / open credit lines:	14 / 12	Employment status:	Full-time employee
Now delinquent:	0	Total credit lines:	38	Length of status:	0y 3m
Amount delinquent:	$0	Revolving credit balance:	$42,859	Occupation:	Sales - Commission
Public records last 12m / 10y:	0/ 0	Bankcard utilization:	80%	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	0	Homeownership:	Yes
Inquiries last 6m:	1
Screen name:	kennyinminny	Borrower's state:	Minnesota	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Consolidating debts, and paying off
Purpose of loan:
This loan will be used to?pay off some bills and stay more afloat.

My financial situation: ok!
I am a good candidate for this loan because?I've never defaulted on a loan, and I just need some money to pay off a medical bill.

Monthly net income: $3200 + 400 (from a second job) = 3600

Monthly expenses: $2979
??Housing: $1000
??Insurance: $175
??Car expenses: $459
??Utilities, Phone, Cable, Internet: $205
??Food, entertainment: $250
??Clothing, household expenses $100
??Credit cards and other loans: $500
??Other expenses: $150
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
This borrower has not publicly answered any questions from lenders.
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

Borrow2Grow	$51.00	$51.00	1/25/2010 5:03:59 PM
Bob450	$50.00	$50.00	1/25/2010 9:15:49 PM
penny-surgeon	$25.00	$25.00	1/26/2010 9:18:11 PM
Bank_Of_XL	$25.00	$25.00	1/27/2010 5:41:56 AM
ansky127	$25.00	$25.00	1/27/2010 8:25:52 AM
Approved	$25.00	$25.00	1/27/2010 6:54:56 PM
JM245	$25.00	$25.00	1/28/2010 11:12:34 AM
tashara	$25.00	$25.00	1/28/2010 12:06:33 PM
Little_Tuna_College_Fund	$50.00	$50.00	1/28/2010 7:53:19 PM
Bobafet	$25.00	$25.00	1/29/2010 2:49:25 AM
ALFLoan	$25.00	$25.00	1/29/2010 7:18:32 AM
Little_Tuna_College_Fund	$50.00	$50.00	1/28/2010 7:52:57 PM
elegant-loot	$25.00	$25.00	1/28/2010 8:17:13 PM
tcpfan	$25.00	$25.00	1/29/2010 10:27:37 AM
CornerKetch	$25.00	$25.00	1/29/2010 11:13:03 AM
MrPie	$25.00	$25.00	1/29/2010 4:06:31 AM
elvisloans	$25.00	$25.00	1/29/2010 6:31:46 AM
charming-point	$300.00	$241.58	1/29/2010 9:31:48 AM
Myrick	$25.00	$25.00	1/25/2010 5:30:24 PM
lucrative-loan	$25.00	$25.00	1/25/2010 5:40:52 PM
rhin0cerx	$50.00	$50.00	1/26/2010 12:12:09 PM
PeterPsych	$300.00	$300.00	1/28/2010 12:34:59 PM
kronosmetis	$25.00	$25.00	1/28/2010 9:48:23 PM
ttnk62918	$25.00	$25.00	1/29/2010 10:59:44 AM
monstersdad	$32.42	$32.42	1/29/2010 11:24:22 AM
25 bids